Vicor Corporation Announces Q2 2008 Earnings

ANDOVER, MA -- 08/11/2008 -- Vicor Corporation (NASDAQ: VICR) today reported its financial results for the second quarter of 2008 ended June 30, 2008.

Revenues for the second quarter increased by 4.4% to $49,297,000, compared to $47,206,000 for the corresponding period a year ago, and decreased 7.8% on a sequential basis from $53,469,000 for the first quarter of 2008. Gross margin increased to $21,113,000 for the second quarter of 2008, compared to $19,599,000 for corresponding period a year ago, but decreased on a sequential basis from $22,460,000 for the first quarter of 2008. Gross margin, as a percentage of revenue, increased to 42.8% for the second quarter of 2008 compared to 41.5% for the second quarter of 2007, and increased on a sequential basis from 42.0% for the first quarter of 2008. Net loss for the second quarter was $1,323,000, or $0.03 per diluted share, compared to net income of $974,000, or $0.02 per diluted share, for the corresponding period a year ago and net income of $620,000, or $0.01 per diluted share, for the first quarter of 2008.

For the six months ended June 30, 2008 revenues increased by 9.1% to $102,766,000 from $94,187,000 for the corresponding period a year ago, and increased 1.1% on a sequential basis from $101,640,000 for the six months ended December 31, 2007. Net loss for the six month period was $703,000, or $0.02 per diluted share, compared to net income of $3,295,000 or $0.08 per diluted share, for the corresponding period a year ago and net income of $2,040,000, or $0.05 per diluted share, for the six months ended December 31, 2007.

The book-to-bill ratio for the second quarter of 2008 was 1.01:1, as compared to 1.09:1 for the second quarter of 2007 and 0.99:1 for the first quarter of 2008. Backlog at the end of the second quarter of 2008 was $46.3 million, as compared to $46.7 million at the end of the fourth quarter of 2007.

Commenting on the second quarter, Patrizio Vinciarelli, Chief Executive Officer, noted, "Vicor continues to be strategically well-positioned, despite worldwide economic uncertainty. As anticipated due to booking trends in Q1 and early Q2, Vicor's revenue for the second quarter declined as the global economy softened. Revenue from our brick business unit experienced a roughly six percent decline sequentially. However, bookings in July, including a first $3.2 million order for 'V-I Chip inside' VIBricks, came in 35% ahead of April levels, pointing to improving demand for our expanding brick product line. Also, despite the decline in Q2 revenue, the brick unit's gross margin as a percentage of revenue actually increased from the Q1 level."

"As previously discussed, anticipated volume shipments of a major V-I Chip program were pushed out early this year. As such, revenue for V-I Chip declined roughly 27% from the prior quarter. We had planned higher levels of V-I Chips shipments in Q2, but now forecast ramping in Q3 and Q4. Because we had put infrastructure in place to meet greater demand, V-I Chip continues to absorb the costs of underutilized production capacity. Accordingly, V-I Chip generated a higher operating loss for the quarter. We remain confident V-I Chip will essentially double its top line in 2008, experience robust growth in 2009 and improve its gross margin with economies of scale. Our confidence is based on progress being made with early adopters and the ongoing expansion of relationships with licensees and partners bringing about a global presence and facilitating adoption of V-I Chips and Factorized Power."

"Picor, our fabless semiconductor unit, recently announced its first family of Cool-ORing™ Power Path Management products addressing the requirements of redundant power architectures for high-availability systems such as high end computing, telecom, communication and wireless infrastructure. Cool-ORing power management products reduce power dissipation, eliminate the need for costly thermal management and reduce board level real estate versus conventional Active ORing solutions. The introduction of this product family is a significant first step in Picor's synergistic product roadmap."

Dr. Vinciarelli concluded, "Of course, we are disappointed to have experienced a net loss for the second quarter. However, temporarily high R&D expenses, applications engineering and marketing expenses, and the margin drag caused by underutilized capacity represent appropriate investments in the development of our products and markets. As discussed last quarter, we expect overall revenue growth may remain modest until the first half of 2009. However, early adopters have embraced our ability to address their power needs with high performance power components as building blocks of efficient power distribution and power systems. Vicor is well-capitalized and, with our brick business model and the momentum we are seeing in disruptive technology products pioneered by V-I Chip and Picor, well-positioned for the future."

Depreciation and amortization for the second quarter of 2008 was approximately $2.6 million, and capital additions totaled $1.8 million. For the first six months of 2008 depreciation and amortization was $5.2 million and capital additions were $4.2 million. This compares to $6.2 million and $3.1 million, respectively, for the first six months of 2007. Cash and cash equivalents and short-term investments decreased by $4.1 million to approximately $35.7 million at the end of the second quarter of 2008 from $39.8 million at the end of the first quarter of 2008. The sequential decrease in cash and cash equivalents and short-term investments was attributable to the payment of a dividend, during the second quarter, of approximately $6.2 million. There were no share repurchases during the first six months of 2008, and approximately $8.5 million remains authorized for additional purchases under the Company's stock repurchase plan.

As of June 30, 2008, the Company held approximately $38.5 million, at par value, of auction rate securities, down from $55.2 million, at par value, of such holdings as of December 31, 2007. As previously disclosed, conditions in the market for auction rate securities and the repeated failure of auctions by which such securities are priced led the Company to reclassify its holdings as long-term investments as of March 31, 2008. Further, the Company determined the fair value of its holdings at June 30, 2008, was approximately $36.25 million. This approximately $2.25 million decline in value is considered temporary and is recorded as an unrealized loss, net of taxes, in accumulated other comprehensive (loss) income on the Company's consolidated balance sheet. Based on the Company's ability to access cash and other short-term investments and its expected operating cash flows, the Company's management does not anticipate the current lack of liquidity of its auction rate securities holdings will affect the Company's ability to execute its current operating plan.

For the second quarter of 2008, the tax provision is based on the estimated annual effective tax rate for the full year, which includes estimated federal, state and foreign income taxes on the Company's projected pre-tax income and estimated federal and state income taxes for certain minority-owned subsidiaries that are not part of the Company's consolidated income tax returns, offset by the expected utilization of federal and foreign net operating loss carryforwards. The 2008 tax provision also includes discrete items, principally for increases in accrued interest for potential liabilities and expense associated with a reduction in state income tax refunds receivable. The 2007 tax provision was offset principally by a reduction in tax reserves in the second quarter of 2007 and by refunds of interest received and recorded as a benefit during the first quarter of 2007 as final settlement for the audit of its federal tax returns for tax periods 1994 though 2002 by the Internal Revenue Service.

The Company's Board of Directors has approved a cash dividend of $0.15 per share payable on September 10, 2008 to shareholders of record at the close of business on August 25, 2008. The Board of Directors anticipates reviewing its dividend policy on a semi-annual basis. Dividends are declared at the discretion of the Board and depend on actual cash from operations, the Company's financial condition, capital requirements and any other factors the Company's Board of Directors may consider relevant.

For more information on Vicor and its products, please visit the Company's website at www.vicorpower.com.

Earnings Conference Call

Vicor will be holding its investor conference call, today, Monday, August 11, 2008, at 5:00 p.m. Eastern Time. Shareholders interested in participating in the call should call 888-419-5570 at approximately 4:50 p.m. and use the Passcode 93288958. Internet users can listen to a real-time audio broadcast of the conference call on the Investor Relations section of Vicor's website at www.vicorpower.com/irwebcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. For those who cannot participate a replay will be available, shortly after the conclusion of the call, through August 26, 2008. The replay dial-in number is 888-286-8010 and the Passcode is 44989156. In addition, a webcast replay of the conference call will also be available on the Investor Relations section of Vicor's website at www.vicorpower.com/irwebcast beginning shortly after the conclusion of the call.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and, the words "believes," "expects," "anticipates," "intend," "estimate," "plans," "assumes," "may," "will," "would," "should," "continue," "prospective," "project," and other similar expressions identify forward-looking statements. Forward-looking statements also include statements regarding bookings, shipments, the pace of new design wins with early adopters and gaining broader product acceptance within the Company's target markets, and plans to expand capacity with incremental investments in equipment. These statements are based upon the Company's current expectations and estimates as to the prospective events and circumstances that may or may not be within the Company's control and as to which there can be no assurance. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors, including those economic, business, operational and financial considerations set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2007, under Part I, Item I -- "Business," "-- Competition," "-- Patents," and "-- Licensing," under Part I, Item 1A -- "Risk Factors," under Part I, Item 3 -- "Legal Proceedings," and under Part II, Item 7 -- "Management's Discussion and Analysis of Financial Condition and Results of Operations." The risk factors set forth in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in Annual Report on Form 10-K should be read together with other reports and documents the Company files with the Securities and Exchange Commission from time to time, including Forms 10-Q, 8-K and 10-K, which may supplement, modify, supersede or update those risk factors. The Company does not undertake any obligation to update any forward-looking statements as a result of future events or developments.

Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to the communications, information technology, industrial control and military electronics markets.

VICOR CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS
(Thousands except for per share amounts)

                                    QUARTER ENDED       SIX MONTHS ENDED
                                    (Unaudited)           (Unaudited)
                                --------------------  --------------------
                                JUNE 30,   JUNE 30,   JUNE 30,   JUNE 30,
                                  2008       2007       2008       2007
                                ---------  ---------  ---------  ---------

Net revenues                    $  49,297  $  47,206  $ 102,766  $  94,187
Cost of revenues                   28,184     27,607     59,193     54,361
                                ---------  ---------  ---------  ---------
   Gross margin                    21,113     19,599     43,573     39,826

Operating expenses:
   Sales & administration          13,975     12,163     28,027     24,176
   Research & development           8,080      7,667     15,591     15,067
   Gain from litigation-related
    settlements, net                 (177)    (1,353)      (177)    (1,353)
                                ---------  ---------  ---------  ---------
       Total operating expenses    21,878     18,477     43,441     37,890
                                ---------  ---------  ---------  ---------

Income (loss) from operations        (765)     1,122        132      1,936

Other income (expense), net           (36)       906        719      2,483
                                ---------  ---------  ---------  ---------

Income (loss) before income
 taxes                               (801)     2,028        851      4,419

Provision for income taxes            350        298        592        287

Loss from equity method
 investment, net of tax               172        756        962        837
                                ---------  ---------  ---------  ---------

Net income (loss)               ($  1,323) $     974  ($    703) $   3,295
                                =========  =========  =========  =========

Net income (loss) per share:
   Basic                        ($   0.03) $    0.02  ($   0.02) $    0.08
   Diluted                      ($   0.03) $    0.02  ($   0.02) $    0.08

Shares outstanding:
   Basic                           41,643     41,576     41,640     41,570
   Diluted                         41,643     41,641     41,640     41,628

VICOR CORPORATION

CONSOLIDATED BALANCE SHEET
(Thousands)

                                                  JUNE 30,      DEC 31,
                                                    2008          2007
                                                (Unaudited)   (Unaudited)
                                                ------------  ------------
Assets

Current  assets:
   Cash and cash equivalents                    $     33,000  $     20,017
   Short-term investments                              2,663        57,490
   Accounts receivable, net                           27,181        32,054
   Inventories, net                                   26,025        23,078
   Deferred tax assets                                   741           741
   Other current assets                                3,121         2,539
                                                ------------  ------------
             Total current assets                     92,731       135,919

Restricted cash and cash equivalents                     919           952
Long-term investments                                 36,250             0
Property and equipment, net                           49,322        50,257
Other assets                                           5,397         5,330
                                                ------------  ------------

                                                $    184,619  $    192,458
                                                ============  ============

Liabilities and Stockholders' Equity

Current liabilities:
   Accounts payable                             $      8,260  $     10,062
   Accrued compensation and benefits                   7,082         6,003
   Other accrued liabilities                           3,621         3,749
   Deferred revenue                                      534           941
   Accrual for litigation settlements                    162           240
                                                ------------  ------------
            Total current liabilities                 19,659        20,995

Long-term deferred revenue                               924            42
Long-term income taxes payable                         1,399         1,344
Deferred income taxes                                  1,649         1,597
Minority interests                                     4,991         4,040

Stockholders' equity:
    Capital stock                                    160,515       159,834
    Retained earnings                                119,315       126,263
    Accumulated other comprehensive
     (loss) income                                    (2,006)          170
    Treasury stock                                  (121,827)     (121,827)
                                                ------------  ------------
            Total stockholders' equity               155,997       164,440
                                                ------------  ------------

                                                $    184,619  $    192,458
                                                ============  ============

For further information contact:
James A. Simms
Chief Financial Officer
or
Mark A. Glazer
Treasurer
Tel: 978-470-2900
Fax: 978-749-3439